UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934
(Amendment No. )
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ELASTIC N.V.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ELASTIC N.V.

800 West El Camino Real, Suite 350
Mountain View, California 94040

SUPPLEMENT TO PROXY STATEMENT FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 21, 2020

This proxy statement supplement, dated September 3, 2020, amends and supplements the definitive proxy statement of the Board of Directors of Elastic N.V. (the “Company” or “Elastic”), filed with the Securities and Exchange Commission on August 27, 2020 and relating to the 2020 Annual General Meeting of Shareholders to be held on October 21, 2020 at 5:00 p.m. Central European Summer Time, at the Company’s offices at Keizersgracht 281, 1016 ED Amsterdam, the Netherlands.

Officer Transition

On August 28, 2020, Elastic and Kevin Kluge, Senior Vice President of Engineering and a named executive officer of the Company, agreed to modify his role and responsibilities. The Company intends to commence a search for a Chief Product Officer to oversee its engineering and product functions. Mr. Kluge will remain an employee of Elasticsearch, Inc. and will continue to retain his title of Senior Vice President of Engineering, overseeing a portion of Elastic’s engineering and product functions. Until the Company appoints a Chief Product Officer, Shay Banon, the Company’s founder and Chief Executive Officer, will oversee the Company’s engineering and product functions, and Mr. Kluge will continue to report to Mr. Banon during this time.

As a result of the modifications of Mr. Kluge’s role and responsibilities, he will no longer be classified as an “executive officer” of the Company, as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or as an “officer” of the Company for purposes of Section 16 of the Exchange Act.